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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Schehr                        Curtis                    L.
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   (Last)                            (First)              (Middle)
     c/o Anteon International Corporation
     3211 Jermantown Road, Suite 700
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                                    (Street)

     Fairfax                         Virginia                 22030-2801
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     03/11/2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Anteon International Corporation ("ANT")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

              Senior Vice President, General Counsel and Secretary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock, $0.01 per
value per share ("Common Stock")           9,600                      (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Employee Stock Options
(right to buy)           Immed.     (1)             Common Stock            26,400       $ .84375       (D)
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Employee Stock Options
(right to buy)           (2)        (2)             Common Stock            20,000       $4.6625        (D)
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Employee Stock Options
(right to buy)           (3)        (3)             Common Stock            64,000       $5.2475        (D)
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Explanation of Responses:

(1) Options to purchase 3,200 shares of Common Stock expire on each of February 1, 2004 and 2005. Options to purchase 20,000 shares of Common Stock expire on August 1, 2005.

(2) Options to purchase 12,000 shares of Common Stock are immediately exercisable. Options to purchase 4,000 shares of Common Stock become exercisable on each of May 22, 2002 and 2003. Options to purchase 4,000 shares of Common Stock expire on each of May 22, 2002, 2003, 2004, 2005 and 2006.

(3) Options to purchase 25,600 shares of Common Stock are immediately exercisable. Options to purchase 12,800 shares of Common Stock become exercisable each of July 23, 2002, 2003 and 2004. Options to purchase 12,800 shares of Common Stock expire on each of July 23, 2003, 2004, 2005, 2006 and 2007.


        /s/ Curtis L. Schehr                                 March 11, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Name: Curtis L. Schehr


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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